UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 29, 2015

Date of Report (Date of earliest event reported)

Rovi Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-53413	26-1739297
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2830 De La Cruz Boulevard

Santa Clara, California 95050

(Address of principal executive offices, including zip code)

(408) 562-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

Based on recent investor feedback, on April 29, 2015, the Board of Directors of Rovi Corporation (“Rovi” or the “Company”), approved new compensation arrangements reducing overall compensation for its outside directors.

Effective immediately for the entire 2015 year, each of Rovi’s non-employee directors will receive the following compensation:

Position	Board Annual Cash Retainer	Audit Committee Annual Cash Retainer	Corporate Governance and Nominating Committee Annual Cash Retainer	Compensation Committee Annual Cash Retainer
Chair	$96,000	$23,500	$10,000	$18,500
Member	$46,000	$10,000	$5,000	$9,000

Each of the above-mentioned cash retainers will be paid in four quarterly installments in January, April, July and October to those directors who serve on the Board of Directors on such payment dates. Non-employee directors are also reimbursed for customary travel expenses incurred attending Company meetings. The Company does not pay, and its directors do not receive, any “per-meeting” fees.

In addition, on the first eligible restricted stock granting date after the date of the Company’s Annual Meeting of Stockholders each year, each non-employee director, provided that he or she has served on the Board for at least one year, and if he or she continues to serve as a member of the Board, will receive an automatic annual restricted stock grant for the number of shares with a market value equal to $160,000.

On May 1, 2015, Rovi issued a press release that announced the new compensation arrangements for each of its non-employee directors, a copy of which press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are furnished with this report on Form 8-K:

Exhibit Number	Description

99.1	Press Release dated May 1, 2015, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rovi Corporation
(Registrant)

Date: May 1, 2015	By:	/s/ Pamela Sergeeff
Pamela Sergeeff EVP and General Counsel